EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of Ambassadors International, Inc. (the “Company”) of our report dated March 31, 2010, relating to the consolidated balance sheet of the Company as of December 31, 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of FASB Accounting Standards Codification Topic 470-20, Debt with Conversion and Other Options), which report appears in this Annual Report (Form 10-K) for the year ended December 31, 2009.
•	Registration Statement (Form S-8 No. 333-13405) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

•	Registration Statement (Form S-8 No. 333-81023) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

•	Registration Statement (Form S-8 No. 333-104280) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

•	Registration Statement (Form S-8 No. 333-129404) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

•	Registration Statement (Form S-8 No. 333-143958) pertaining to the Amended and Restated Equity Participation Plan of Ambassadors International, Inc.,

•	Registration Statement (Form S-3/A No. 333-144999) pertaining to the registration of 1,7341,002 shares of common stock to be issued upon conversion of the 3.75% Convertible Notes due 2027.
/s/ Moss Adams LLP
Seattle, Washington
March 31, 2010